Exhibit 99.5

Raine Securities LLC 65 East 55th Street, 24th Floor New York, NY 10022 Tel: (212) 603-5500 Fax: (212) 603-5501 Tel: (310) 987-7700 LA Tel: (415) 967-5830 SF

October 19, 2018

Board of Directors of Sprint Corporation

6200 Sprint Parkway

Overland Park, KS 66251-6117

Re:	Registration Statement on Form S-4 of T-Mobile US, Inc. (“T-Mobile”), filed October 19, 2018 (the “Registration Statement”)

Dear Members of the Board of Directors:

Reference is made to our opinion letter, dated April 29, 2018 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders of outstanding shares of common stock, par value $0.01 per share, as of immediately prior to the Hawk Mergers (as defined therein), of Sprint Corporation (the “Company”) of the Exchange Ratio (as defined therein), taking into account the Merger (as defined therein), pursuant to the Business Combination Agreement by and between T-Mobile US, Inc., Huron Merger Sub LLC, a wholly-owned subsidiary of T-Mobile (the “Merger Company”), Superior Merger Sub Corporation, a wholly-owned subsidiary of Merger Company, the Company, Starburst I, Inc., Galaxy Investment Holdings, Inc., SoftBank Group Corp., Deutsche Telekom AG and Deutsche Telekom Holding BV.

The Opinion Letter is provided for the use of the Board of Directors in its evaluation of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the references to the Opinion Letter under the captions “Summary—Opinions of Sprint’s Financial Advisors—Opinion of Raine Securities LLC,” “The Merger—Background of the Merger Transactions,” “The Merger—Sprint’s Reasons for the Merger and Recommendations of the Sprint Board of Directors,” and “The Merger Transactions—Opinions of Sprint’s Financial Advisors—Opinion of Raine Securities LLC” and to the inclusion of the Opinion Letter in the Joint Consent Solicitation Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that the Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ RAINE SECURITIES LLC

RAINE SECURITIES LLC